EXHIBIT 10.2

STANDSTILL AGREEMENT
dated as of September 19, 2008
between
eTelecare Global Solutions, Inc.
and
Newbridge International Investment Ltd.

STANDSTILL AGREEMENT
     This Standstill Agreement (this “Agreement”) is made and entered into as of September 19, 2008 between eTelecare Global Solutions, Inc., a Phillipines corporation (the “Company”) and Newbridge International Investment Ltd., a British Virgin Islands company (the “Shareholder”). The Company and the Shareholder shall be referred to herein as the “Parties.”
WITNESSETH
     WHEREAS, the Shareholder has previously filed a Schedule 13D, as amended, under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the United States Securities and Exchange Commission (“SEC”) indicating the Shareholder’s Beneficial Ownership of 6,392,550 shares of Company Common Stock and American Depositary Shares (such securities being collectively referred to herein as the “Existing Securities”), representing approximately 21.58% of the total outstanding Voting Securities (as defined below) as of the date hereof;
     WHEREAS, concurrently with the execution of this Agreement, the Company and EGS Acquisition Co LLC, a Delaware limited liability company (“Purchaser”), are entering into an Acquisition Agreement of even date herewith which provides for the offer by the Purchaser to purchase any and all of the Company’s outstanding Voting Securities (the “Offer”) which Offer is supported by the Shareholder; and
     WHEREAS, the Shareholder has, or will have, a direct or indirect interest in the Purchaser.
     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and as an inducement to the Company to enter into the Acquisition Agreement, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

     “Agreement” shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.
     “Beneficial Ownership” and “Beneficially Owns” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act.
     “Company Acquisition Transaction” shall mean (i) any merger, consolidation, business combination, share exchange, reorganization, restructuring or similar transaction or series of related transactions involving the Company or (ii) a tender offer or exchange offer for at least 50% of the outstanding Voting Securities.
     “Governmental Authority” shall mean any United States (federal, state, local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority.
     “group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder.
     “Other Directors” shall mean each member of the board of directors of the Company who is not a nominee or employee of the Shareholder or an Affiliate of the Shareholder.
     “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision or an agency or instrumentality thereof, including its Affiliates.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     “Voting Securities” shall mean any securities of the Company having the power to vote, in the absence of contingencies, in the election of directors of the Company; provided that American Depositary Shares and the shares of Common Stock representing such American Depositary Shares shall not be double-counted for purposes of determining the number of Voting Securities.

ARTICLE II
STANDSTILL PROVISIONS
     2.1. Standstill Provisions.
     (a) In consideration of the execution by the Company of the Acquisition Agreement with the Purchaser, the Shareholder agrees with the Company that prior to termination of the Acquisition Agreement, the Shareholder will not (and the Shareholder will cause its Affiliates not to) directly or indirectly in any way acquire or agree to acquire Beneficial Ownership of any Voting Securities (other than the acquisition of Voting Securities by the Purchaser in accordance with the Acquisition Agreement).
     (b) If the Acquisition Agreement is terminated pursuant to Section 5.4(a)(ii) or 5.5(c)(ii) thereof, then for a period of six months from the date of such termination, or, if the Acquisition Agreement is terminated pursuant to Section 5.1, 5.2(a), 5.2(b), 5.2(c), 5.3(b), 5.4(a)(i), 5.4(b), 5.4(c)(i) or 5.4(d) thereof, then for a period of 18 months from the date of such termination, or, if the Acquisition Agreement is terminated pursuant to Section 5.3(a), 5.3(c) or 5.3(d) thereof, then for a period of three years from the date of such termination (in either case, the date of such termination, the “Commencement Date” and such six-month period, 18-month period or 3-year period, as the case may be, the “Standstill Period”), the Shareholder agrees with the Company that, except as may be specifically permitted by this Agreement or unless specifically approved by resolution of a majority of the Other Directors of the Company, the Shareholder will not (and the Shareholder will cause its Affiliates not to), acting alone or in concert with others (i) directly or indirectly in any way acquire or agree to acquire Beneficial Ownership of any Voting Securities if such acquisition or agreement to acquire would result in the Shareholder and its Affiliates Beneficially Owning more than thirty-two percent (32%) of the then outstanding Voting Securities (the “Maximum Amount”) as measured on such date, (ii) publicly offer, seek or propose any Company Acquisition Transaction, (iii) seek to nominate and elect more than two (2) directors out of seven (7) directors to the Company’s board of directors or (iv) except as otherwise required by applicable law, disclose publicly any intention, plan or arrangement inconsistent with the foregoing. Notwithstanding the foregoing, during the Standstill Period, the Shareholder shall have the right to request, and the Other Directors shall consider in good faith in light of the facts and circumstances, a suspension of this Section 2.1(b) in the event that, and for so long as, any Person or “group” other than Shareholder (A) acquires more than fifteen percent (15%) of the outstanding Voting Securities, (B) publicly announces a bona fide tender or exchange offer by such Person or group which would result, if consummated in accordance with its terms, in the Beneficial Ownership by such Person or group of in excess of fifteen percent (15%) of the then outstanding Voting Securities, whether or not such offer is approved by the Other Directors or (C) publicly seeks or proposes to seek a Company Acquisition Transaction.
     (c) Notwithstanding anything herein to the contrary, in the case of an 18-month Standstill Period, during the six-month period, or, in the case of a 3-year Standstill Period, during the two-year period (such 6-month period or 18-month period, as the case may be, the “Additional Limitation Period”) following the expiration or termination of the Standstill Period, Shareholder shall not (and Shareholder shall cause its Affiliates not to) acquire or agree to acquire Beneficial Ownership of any securities of the Company if such acquisition or agreement to acquire would result in the Shareholder and its Affiliates collectively Beneficially Owning Voting Securities in excess of the Maximum Amount, except as follows:
          (i) In the event Shareholder or its Affiliates intends to acquire any Voting Securities of the Company in excess of the Maximum Amount, Shareholder shall provide (and shall cause its Affiliates to provide) written notice to the Company of such intent not less than 25 business days prior to any such acquisition (the “Notice Period”). If prior to the end of the Notice Period, the Company provides written notice (the “Company Notice”) to Shareholder or its Affiliates of the Company’s intent to undertake a Company Acquisition Transaction, the Shareholder shall not (and Shareholder shall cause its Affiliates not to) acquire any Voting Securities of the Company in excess of the Maximum Amount for a period of six months after the receipt by the Shareholder or its Affiliates of the Company Notice. Subject to any other legal restrictions, if the Company shall not have entered into a definitive agreement related to a Company Acquisition Transaction at the end of such six-month period, then the restrictions set forth in this Section 2.1(c) shall terminate and be of no further force or effect. If the Company has entered into a definitive agreement related to a Company Acquisition Transaction within such six-month period, then the provisions of Sections 2.1(e)(i) and 2.1(e)(ii) shall apply in full force and effect.
          (ii) In the event the Company fails to provide the Shareholder with a Company Notice or otherwise indicates in the Company Notice that it will not undertake a Company Acquisition Transaction, then the Shareholder and its Affiliates shall be entitled to purchase Voting Securities in excess of the Maximum Amount.
     (d) It is expressly agreed that if, during the Standstill Period or at any time thereafter, and for so long as the Shareholder Beneficially Owns not less than ten percent (10%) of the outstanding Voting Securities, the board of directors of the Company authorizes the Company to undertake a Company Acquisition Transaction (either through a public or private auction or other similar sale process), then Shareholder and its Affiliates shall be permitted to participate in the bidding process on the same terms and conditions as any other bidder. The board of directors of the Company (or a committee thereof as may be constituted for such purpose) will in good faith and in the proper discharge of its fiduciary duties consider and evaluate the bid of the Shareholder or its Affiliates for the acquisition of the Company; provided that, nothing herein shall obligate the Company to negotiate with or accept any bid or other proposal submitted by Shareholder or its Affiliates.
     (e) From the Commencement Date until the expiration of the Additional Limitation Period (or the Standstill Period, in the case of a six-month Standstill Period), in the event that a majority of the board of directors of the Company and the holders of a majority of the outstanding Voting Securities of the Company shall approve a Company Acquisition Transaction with a party other than the Shareholder or any other transaction that requires at least two-thirds of the then outstanding Voting Securities, then (i) Shareholder shall (and Shareholder shall cause its Affiliates to) vote all Voting Securities held by it in excess of the Existing Securities in favor of such Company Acquisition Transaction or any other transaction that requires at least two-thirds of the then outstanding Voting Securities and grant to persons designated by the Other Directors a proxy, which shall be irrevocable and coupled with an interest, to vote such excess as provided herein (it being understood that Shareholder and its Affiliates will at all times be permitted to vote the Existing Securities in its sole discretion in any manner it deems appropriate), and (ii) Shareholder shall (and Shareholder shall cause its Affiliates to) sell or otherwise transfer all Voting Securities then held by it and its Affiliates in excess of the Existing Amount to the winning bidder in any such Company Acquisition Transaction on the same terms and conditions as all other Shareholders of the Company and pursuant to the terms and conditions contained in any definitive agreement executed by the Company in connection therewith. It is expressly understood that neither Shareholder nor its Affiliates shall have any obligation to transfer any Voting Securities representing the Existing Amount in connection with any Company Acquisition Transaction. Shareholder will (and Shareholder shall cause its Affiliates to) take all reasonably necessary or desirable actions in connection with the consummation of the Company Acquisition Transaction as requested by the Other Directors including, without limitation, executing and delivering any documents, certificates or other instruments required to be signed by any other Shareholder, and delivering such Shareholder’s and its Affiliates’ stock certificates free and clear of any encumbrances; provided that any indemnification obligations or other contractual liability of any stockholders incurred in connection with the Company Acquisition Transaction shall be apportioned among all of the stockholders of the Company in proportion to the amount of consideration received by each such stockholder.
     2.2. Recording Provisions. The Parties agree that the Company shall (i) advise its stock transfer agent or other relevant agents (each a “Transfer Agent”)

of the existence and restrictions of this Agreement and (ii) authorize such Transfer Agent to notify the Parties of a potential breach of this Agreement and refrain from recording any transfer of Voting Securities that the Company advises would be in violation of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1. Each Party hereto represents and warrants to the other as follows:
     (a) Authorization. Such Party has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.
     (b) No Conflicts; Consents. No consent of any Governmental Authority or other person is required to be obtained by such Party in connection with the execution and delivery by such Party of this Agreement.
ARTICLE IV
MISCELLANEOUS
     4.1. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either Party of the remaining provisions of this Agreement.
     4.2. Specific Enforcement. The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement (without the necessity of posting any bond), this being in addition to any other remedy to which they may be entitled by law or equity.
     4.3. Further Assurances.  The Shareholder shall use its reasonable best efforts to cause its Affiliates to comply in all respects with the provisions of this Agreement applicable to the Shareholder to the same extent as if such Affiliates were original parties hereto.

     4.4 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the matters covered hereby and thereby. This Agreement may be amended only by an agreement in writing executed by the Parties hereto. The Parties hereto may amend this Agreement without notice to or the consent of any third party, including any Affiliate of Shareholder.
     4.5. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier or other electronic means, such as electronic mail, on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day that is three (3) days following the date of mailing by courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	eTelecare Global Solutions, Inc.
8901 East Raintree, Suite 100
Scottsdale, AZ 85260
Telecopier: (480) 754-8466
Email: mike.dodson@etelecare.com
Attention: J. Michael Dodson

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Telecopier: (650) 233-4545
Email: jorge@pillsburylaw.com
Attention: Jorge del Calvo

If to the Shareholder:	Newbridge International Investment Ltd.
c/o Ayala Corporation
32/F Tower One Exchange Plaza, Ayala Avenue
Makati City, Metro Manila, Philippines 1226
Telecopier: (632) 7594383
Email: hermosura.sm@ayala.com.ph
Attention: Solomon M. Hermosura

With a copy to:	Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Telecopier: (212) 450-3597
Email: john.knight@dpw.com
Attention: John Knight

Any Party hereto may from time to time change its address for notices under this Section 4.5 by giving at least 10 days’ notice of such changed address to the other Party hereto.
     4.6. Waivers. No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     4.7. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.
     4.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and legal representatives. No Party shall assign this Agreement or any rights hereunder without the prior written consent of the other Party (which consent may be withheld for any reason in the sole discretion of the Party from whom consent is sought).
     4.9. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.
     4.10. Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement.
     4.11. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original, but both such counterparts shall together constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

eTelecare Global Solutions, Inc.
By:	/s/ John R. Harris
	Name:	John R. Harris
	Title:	President and Chief Executive Officer

NEWBRIDGE INTERNATIONAL INVESTMENTS LTD.
By:	/s/ Solomon M. Hermosura
	Name:	Solomon M. Hermosura
	Title:	Authorized Signatory

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